Fidelity & Guaranty Life Reports First Quarter Fiscal 2014 Results
Company Reports Net Income of $42.7 Million Reflecting Strong Quarterly Performance
Achieves Key Business Milestones, Including Achieving Sales Goals, Redomestication, & IPO
DES MOINES, Iowa, Feb. 6, 2014 -- Fidelity & Guaranty Life ("FGL") (NYSE: FGL), a leading provider of fixed annuity and fixed universal life products, today announced its results for the first quarter of fiscal 2014 ended on December 31, 2013(1).
Lee Launer, FGL Chief Executive Officer, said, “The results reflect a strong quarter of sales for FGL. This quarter, we recorded the strongest sales within the last seven quarters, as we launched products targeting the needs of the underserved middle market. We are also pleased with the warm reception we received in Iowa with our redomestication, allowing us to further expand upon our growth plans.”
Phil Gass, FGL Chairman of the Board, said, “Our first reported quarter of results as a public company is a testament to the success of the management team as we begin executing on our growth strategy. With the additional capital raised from the initial public offering, we are benefiting from attractive market fundamentals as we increase sales, build our adjusted operating income, and grow book value.”
First Quarter Fiscal 2014 Highlights:

•	Total annuity sales of $540.6 million represented a 119% increase from $247.3 million in Q1 2013 and a 119% increase from Q4 2013.

•	Pretax adjusted operating income ("Pretax AOI") of $44.1 million increased 38% compared to $31.9 million in the prior year first quarter; GAAP net income was $42.7 million in the current period.

•	GAAP book value per share excluding AOCI reached $24.88 from $20.20 in the prior year first quarter, an increase of 23%.

•	The primary life insurance subsidiary successfully redomiciled to Iowa on November 1, 2013.

•	FGL successfully listed shares on the New York Stock Exchange on December 13, 2013 (NYSE:FGL).

Summary Financial Results

	Three months ended December 31, (unaudited)
	2013		2012
(Amounts in millions, except share data)	Total	Per diluted share	Total	Per diluted share
Annuity sales (2)	$540.6		$247.3
Net income	$42.7	$0.87	$110.6	$2.35
Pretax adjusted operating income (“Pretax AOI”) (2)	$44.1	$ 0.89	$31.9	$0.68
Total shares outstanding	58,270,822		47,000,000 (3)
Weighted average diluted shares	49,263,675		47,000,000 (3)
Book value per share	$27.03		$29.20
Book value per share, excluding accumulated other comprehensive income (“AOCI”) (2)	$24.88		$20.20

(1)	Fidelity & Guaranty Life’s fiscal year ends each year on September 30.

(2)	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

(3)
Common shares outstanding and per share amounts give retroactive effect to our statutory conversion on August 26, 2013 and the 4,700-for-1 stock split of our shares of common stock effected on November 26, 2013.

Detail on First Quarter Fiscal 2014 Results:

Total annuity sales of $540.6 million for the first quarter represented an increase of 119% from $247.3 million as compared to the prior year quarter. On a sequential basis, total annuity sales also increased 119% as compared to Q4 2013. Strong sales for both fixed index and multi-year guarantee product offerings contributed to the current period results. Additionally, indexed universal life sales grew by 7% on a sequential basis, reflecting an expansion of the product portfolio and marketing efforts.
FGL reported net income of $42.7 million for the first quarter, compared to $110.6 million in the prior year. The prior year included $81.7 million of net investment gains, net of tax and other adjustments, related to a strategic repositioning of the investment portfolio.
Pretax AOI was $44.1 million for the first quarter, an increase of $12.2 million or 38%, from $31.9 million in the prior year. This increase is due to higher fee income and higher net investment spread compared to prior year.
FGL ended the first quarter with a book value per diluted share excluding AOCI of $24.88, up from $20.20 in the prior year quarter. This reflects a $43.0 million special dividend FGL paid to Harbinger Group Inc. on December 18, 2013.
On November 1, 2013, Fidelity & Guaranty Life Insurance Company (“FGLIC”) redomesticated to Iowa. FGLIC moved its headquarters to the state to position the organization for strong growth in the future. FGL plans to hire 50 employees in the state over the next three years and capitalize on the strong talent pool in the area.
In December 2013, FGL completed its initial public offering, and FGL’s common stock began trading on the New York Stock Exchange. FGL issued 11,212,500 shares of common stock in the offering at a price to the public of $17 per share, valuing the company at approximately $990 million. FGL received $173.0 million in proceeds from the offering, net of underwriting and issuance expenses of $17.6 million.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2013	September 30, 2013
	(Unaudited)
ASSETS
Investments:
Fixed maturities securities, available-for-sale, at fair value	$16,327,617	$15,541,526
Equity securities, available-for-sale, at fair value	286,922	271,075
Derivative investments	294,531	221,758
Other invested assets	316,552	188,180
Total investments	17,225,622	16,222,539
Related party loans and investments	96,442	119,044
Cash and cash equivalents	759,471	1,204,334
Accrued investment income	157,785	159,287
Reinsurance recoverable	3,723,693	3,728,632
Intangibles, net	601,444	563,758
Deferred tax assets	225,908	226,351
Other assets	155,292	205,230
Total assets	$22,945,657	$22,429,175

LIABILITIES AND SHAREHOLDER'S EQUITY

Contractholder funds	$15,519,722	$15,248,216
Future policy benefits	3,545,881	3,556,808
Funds withheld for reinsurance liabilities	1,381,238	1,407,713
Liability for policy and contract claims	60,331	51,456
Long-term debt	300,000	300,000
Other liabilities	806,662	700,097
Total liabilities	21,613,834	21,264,290

Shareholder's equity:
Common stock ($.01 par value, 500,000,000 shares authorized, 58,270,822 issued and outstanding at December 31, 2013; 47,000,000 shares issued and outstanding at September 30, 2013)	583	0
Additional paid-in capital	700,528	527,124
Retained earnings	524,572	524,871
Accumulated other comprehensive income	106,140	112,890
Total shareholder's equity	1,331,823	1,164,885
Total liabilities and shareholder's equity	$22,945,657	$22,429,175

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended
	December 31, 2013	December 31, 2012
	(Unaudited)
Revenues:
Premiums	$13705	$13,796
Net investment income	183,437	170,298
Net investment gains	123,417	146,475
Insurance and investment product fees and other	15,552	13,729
Total revenues	336,111	344,298
Benefits and expenses:
Benefits and other changes in policy reserves	216,856	83,644
Acquisition and operating expenses, net of deferrals	26,004	26,914
Amortization of intangibles	22,892	69,511
Total benefits and expenses	265,752	180,069
Operating income	70,359	164,229
Interest expense	(5,624)	(34)
Other income	-	225
Income before income taxes	64,735	164,420
Income tax expense	22,041	53,815
Net income	$42,694	$110,605

Net income per common share:

Basic	$0.87	$2.35
Diluted	$0.87	$2.35
Weighted average common shares used in computing net income per common share:
Basic	49,142,208	47,000,000
Diluted	49,263,675	47,000,000

Supplemental disclosures:
Total other-than-temporary impairments	$(34)	$(509)
Less non-credit portion of other-than-temporary impairments included in other comprehensive income	-	—
Net other-than-temporary impairments	(34)	(509)
Gains (losses) on derivative instruments	111,538	(25,568)
Other realized investment gains	11,913	172,552
Total net investment gains	$123,417	$146,475

PRETAX AOI ADJUSTMENTS TO NET INCOME

Pretax AOI is a non-GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability and the effects of transaction-related reinsurance, net of the corresponding VOBA and DAC impact related to these adjustments. Return on average assets under management (“AAUM”) is a non-U.S. GAAP measure calculated by dividing Pretax AOI by AAUM. AAUM is the sum of the assets under management (“AUM”) at the end of each month in the period divided by the number of months in the period.

(In millions)	Fiscal Quarter
Reconciliation to income before income taxes:	2014	2013
Income before taxes	$64.7	$164.4
Interest expense and other	5.6	(0.2)
Operating income (loss)	70.3	164.2
Effect of investment (gains) losses, net of offsets	(9.8)	(125.7)
Effect of change in FIA embedded derivative discount rate, net of offsets	(20.4)	(6.6)
Effects of transaction-related reinsurance	4.0	0
Pretax AOI	$44.1	$31.9
AAUM	$15,588.4	$16,349.3
Return on AAUM, Pretax AOI	0.3%	0.2%

BOOK VALUE PER SHARE, EXCLUDING AOCI, ADJUSTMENTS TO SHAREHOLDER’S EQUITY

Book value per common share, excluding AOCI, is a non-GAAP measure that eliminates the impact of accumulated other comprehensive income.

(In millions, except share data)	As of December 31,
Reconciliation to total shareholder's equity:	2013	2012
Total shareholder's equity	$1,331.8	$1,372.4
Less: AOCI	106.1	422.9
Total shareholder's equity excluding AOCI	$1,225.7	$949.5

Total shares outstanding	58,270,822	47,000,000	(1)
Weighted average shares outstanding - basic	49,142,208	47,000,000	(1)
Weighted average shares outstanding - diluted	49,263,675	47,000,000

Book value per diluted share	$27.03	$29.20
Book value per diluted share, excluding AOCI	$24.88	$20.20

(4)
Common shares outstanding and per share amounts give retroactive effect to our statutory conversion on August 26, 2013 and the 4,700-for-1 stock split of our shares of common stock effected on November 26, 2013.

About Fidelity & Guaranty Life
Fidelity & Guaranty Life is the parent company of Fidelity & Guaranty Life Insurance Company. Originally incorporated in 1959, the direct insurance writer has a solid commitment to serving the individuals it knows best - consumers seeking the safety, protection, accumulation and income features of secure life insurance and annuity products. Through its insurance subsidiaries, Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York, FGL is a leading provider of fixed indexed annuity and fixed indexed universal life products. Visit us at:  www.fglife.com.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
FGL uses Pretax AOI, a non-GAAP financial measure frequently used throughout the insurance industry. Pretax AOI is calculated by adjusting the reported operating income to eliminate the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the effects of transaction-related reinsurance transactions. While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations.
Annuity sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds).
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Registration Statement on Form S-1, as amended (File No. 333-190880), which can be found at the SEC's website www.sec.gov.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Paul Tyler
Fidelity & Guaranty Life
paul.tyler@fglife.com
410-895-0131
914-356-2138

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080